EXHIBIT 1

Contact:
Icahn Capital LP
Susan Gordon
(212) 702-4309

CARL ICAHN RELEASES OPEN LETTER TO AIG BOARD

New York, New York, January 19, 2016 – Today Carl C. Icahn released the following open letter to the board of directors of American International Group, Inc. (NYSE: AIG):

Carl C. Icahn
767 Fifth Avenue, 47th Floor
New York, New York  10153

January 19, 2016

American International Group, Inc.
175 Water Street
New York, New York  10038
Attention:  Board of Directors
Ladies and Gentlemen:
In the wake of the recent shareholder poll by Sanford Bernstein, the separation announcement by MetLife, and continued conversation with shareholders, it is abundantly clear to me there is only one sensible path for AIG to follow: become a smaller, simpler company with a path to de-SIFI. I recently had a discussion with Chairman Douglas Steenland regarding the upcoming investor presentation and he agreed that if shareholders' wishes go against those of the CEO, the board would definitely listen, take notice, and pay attention to what shareholders want. I was happy to hear this open mindedness because I believe management's credibility with shareholders is all but gone. I suspect, after two months of waiting, management will release a "strategic update" on January 26th that fails to present a drastic strategic shift and instead is limited to only incremental changes such as small-scale asset sales and incremental cost cutting. If this occurs then the little credibility management now has will be lost. It is my hope that after the events outlined above and in light of management's poor performance over the last several years, particularly in the property & casualty (P&C) segment, the board will take matters into its own hands if management still resists drastic change.
To make matters even worse, management has been either purposely misleading in their public disclosures or is negligently uninformed regarding the feasibility of a de-conglomeration plan. In conversations with management, I learned that disclosures provided on the third quarter earnings call regarding obstacles to de-conglomerating AIG were in some cases materially inaccurate. As an example, members of management have acknowledged to my team that their analysis of the risk posed to realization of the deferred tax assets failed to take into account a realistic time line to execute spin/IPO transactions (i.e. they simply assumed the spin/IPO would be effective the day after the earnings call). In addition, management failed to account, by their own admission to us, for deductibility of foreign tax credits in the event they could not otherwise be utilized. These lapses, in my opinion, show that management has been, to say the least, misleading in telling shareholders they have conducted any meaningful analysis of the impact a de-conglomeration strategy would have on the business – and to say the worst, they may have purposely misstated the facts to both the board and to shareholders. Furthermore, this calls into question the credibility of all other information they have provided on the topic. The fact that this public guidance, which we believe to be misleading and materially incorrect, has not been corrected, even after discussions with us whereby management acknowledged their errors, is simply unconscionable.
We believe that to meet the minimum expectations of stakeholders AIG must address four key concerns:
1.
Commit to streamline operations and focus on transforming the company into a competitive, pure play P&C insurer by committing to sell, spin, or otherwise separate non-core operations to de-conglomerate and apply to de-SIFI.

2.
Commit to fixing the P&C franchise so that it can generate competitive, double digit return on equity (ROE) through improved underwriting and cost reductions, even if it means bringing in outside talent.

3.	Commit to providing additional disclosure so all stakeholders can measure progress along the path outlined above over the next several quarters.
4.
Abandon credit default spreads levels as a metric in the long-term incentive plan (we believe this incentive is one reason management is resisting a de-conglomeration as it may negatively impact their bonuses) and instead adopt ROE.

It would be a mistake to squander this opportunity to present a bold new strategy and instead waste investors' time providing excuses for past underperformance. Furthermore, we believe even the announcement of isolated asset sales without a clear commitment to a transformative strategy would be a disappointment and further destroy value. We look forward to engaging with shareholders, board members, and management regarding the future strategy of the company in the upcoming months.
      Sincerely yours,

      Carl C. Icahn

For more information on this and other topics, follow Carl Icahn on Twitter at:

@Carl_C_Icahn

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ALL RECIPIENTS ARE ADVISED TO READ
"IMPORTANT DISCLOSURE INFORMATION"
AT THE END OF THIS STATEMENT

SECURITY HOLDERS ARE ADVISED TO READ THE CONSENT SOLICITATION STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF CONSENTS BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF AMERICAN INTERNATIONAL GROUP, INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH CONSENT SOLICITATION. WHEN COMPLETED, A DEFINITIVE CONSENT SOLICITATION STATEMENT AND A FORM OF WRITTEN CONSENT WILL BE MAILED TO STOCKHOLDERS OF AMERICAN INTERNATIONAL GROUP, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. WHEN AVAILABLE, COPIES OF THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND FORM OF WRITTEN CONSENT ALSO WILL BE AVAILABLE FROM THE HARKINS GROUP, WWW.HARKINSGROUP.COM, 1 ROCKEFELLER PLAZA, 10TH FLOOR, NEW YORK, NY 10020, TELEPHONE +1 (212) 468-5380 OR +1 (844) 218-8384 (TOLL-FREE), EMAIL AT INFO@HARKINSGROUP.COM, WHICH HAS BEEN RETAINED TO ASSIST ICAHN CAPITAL LP IN CONNECTION WITH THE SOLICITATION OF CONSENTS FROM SHAREHOLDERS OF AMERICAN INTERNATIONAL GROUP, INC. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH CONSENT SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 2015. EXCEPT AS OTHERWISE DISCLOSED IN SUCH SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN AMERICAN INTERNATIONAL GROUP, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, $2.50 PAR VALUE, OF AMERICAN INTERNATIONAL GROUP, INC. AS DISCLOSED IN THE SCHEDULE 14A.

Important Disclosure Information

SPECIAL NOTE REGARDING THIS STATEMENT

THIS STATEMENT CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SECURITIES OF AMERICAN INTERNATIONAL GROUP, INC. ("AIG") AND ACTION THAT AIG'S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED IS ACCURATE OR COMPLETE, NOR CAN THERE BE ANY ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. AIG'S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS STATEMENT. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. WE DO NOT RECOMMEND OR ADVISE, NOR DO WE INTEND TO RECOMMEND OR ADVISE, ANY PERSON TO PURCHASE OR SELL SECURITIES AND NO ONE SHOULD RELY ON THIS STATEMENT OR ANY ASPECT OF THIS STATEMENT TO PURCHASE OR SELL SECURITIES OR CONSIDER PURCHASING OR SELLING SECURITIES. THIS STATEMENT DOES NOT PURPORT TO BE, NOR SHOULD IT BE READ, AS AN EXPRESSION OF ANY OPINION OR PREDICTION AS TO THE PRICE AT WHICH AIG'S SECURITIES MAY TRADE AT ANY TIME. AS NOTED, THIS STATEMENT EXPRESSES OUR CURRENT VIEWS ON AIG. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING AIG WITHOUT UPDATING THIS STATEMENT OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES. INVESTORS SHOULD MAKE THEIR OWN DECISIONS REGARDING AIG AND ITS PROSPECTS WITHOUT RELYING ON, OR EVEN CONSIDERING, ANY OF THE INFORMATION CONTAINED IN THIS STATEMENT.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this statement include, among other things, the factors identified under the section entitled "Risk Factors" in AIG's Annual Report on Form 10-K for the year ended December 31, 2014 and in AIG's Quarterly Reports on Form 10-Q for the quarterly periods subsequent thereto. Such forward-looking statements should therefore be construed in light of such factors, and none of Carl C. Icahn or any of his affiliates is under any obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.